EXHIBIT 12.1

                SUPERMARKETS GENERAL HOLDINGS CORPORATION
                STATEMENTS REGARDING COMPUTATION OF RATIO
                      OF EARNINGS TO FIXED CHARGES
                             (in thousands)


                                                            Fiscal Years
                                  --------------------------------------------------------------
                                      1999         1998         1997         1996         1995
                                      ----         ----         ----         ----         ----
Earnings (loss) before taxes ..   $ (29,798)   $ (28,073)   $ (47,295)   $ (36,870)   $  48,944
                                  ---------    ---------    ---------    ---------    ---------
Fixed charges:
    Interest expense ..........     163,117      161,325      166,780      164,118      170,969
    Interest portion of rental
      expense(1) ..............      12,916       12,501       12,131       10,973       10,596
                                  ---------    ---------    ---------    ---------    ---------
         Total fixed charges ..     176,033      173,826      178,911      175,091      181,565
                                  ---------    ---------    ---------    ---------    ---------
Adjusted earnings before
  fixed charges ...............   $ 146,235    $ 145,753    $ 131,616    $ 138,221    $ 230,509
                                  =========    =========    =========    =========    =========
Ratio of earnings to fixed
  charges(2) ..................          --           --           --           --        1.27x
                                  =========    =========    =========    =========    =========
Deficiency in earnings
  available to cover fixed
  charges .....................   $  29,798    $  28,073    $  47,295    $  36,870    $      --
                                  =========    =========    =========    =========    =========

---------
(1) Represents the portion of rentals deemed representative of the interest included therein.

(2) For Fiscal 1995, the inclusion of preferred stock dividend requirements results in a ratio of earnings to fixed charges and preferred stocks dividends of 1.10x.